UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SYNNEX CORPORATION

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 22, 2008

Dear Stockholder:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m., Pacific Time, on Tuesday, March 18, 2008, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Stockholders in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

/s/ Simon Leung
Simon Leung General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 18, 2008

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Tuesday, March 18, 2008, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting of Stockholders:

•	to elect seven directors to serve until the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to approve our 2008 Profit Sharing Program for Section 16(b) Officers;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on February 8, 2008 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Corporate Secretary’s office, 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung
General Counsel and Corporate Secretary

Fremont, California

February 22, 2008

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on March 18, 2008.

Our Proxy Statement for our 2008 Annual Meeting of Stockholders, along with the proxy card, our Annual Report to Stockholders for the fiscal year November 30, 2007 and our Annual Report on Form 10-K are available on our website at www.synnex.com.

SYNNEX CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, of proxies to be used at our 2008 Annual Meeting of Stockholders and any adjournments or postponements thereof. Our 2008 Annual Meeting of Stockholders will be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on Tuesday, March 18, 2008. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 22, 2008.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Robert Huang, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the 2008 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board of Directors at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting of Stockholders.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 8, 2008, the record date for the Annual Meeting of Stockholders, can vote at the Annual Meeting of Stockholders. As of the close of business on February 8, 2008, we had 31,854,300 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of February 8, 2008. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting of Stockholders either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.    You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Your Board of Directors recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting of Stockholders. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting of Stockholders and want to vote in person.

Voting at the Annual Meeting of Stockholders.    You may vote in person at the Annual Meeting of Stockholders. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting of Stockholders. Voting by mail will not limit your right to vote at the Annual Meeting of Stockholders, if you decide to attend in person.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of the 2008 Profit Sharing Program for Section 16(b) Officers and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any one of three ways:

•	by voting in person at the Annual Meeting of Stockholders;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting of Stockholders; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting of Stockholders.

Required Vote

Directors are elected by a plurality vote, which means that the seven nominees receiving the most affirmative votes will be elected. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as its deems appropriate, including requesting that the affected director resign from the Board of Directors. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of February 8, 2008, must be present to hold the Annual Meeting of Stockholders. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors or stockholders. We currently have authorized eight directors; however, upon the retirement of David Rynne on March 18, 2008, the authorized number of directors will be fixed at seven directors. At the Annual Meeting of Stockholders, seven persons will be elected as members of your Board of Directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the seven persons listed below for election at the Annual Meeting of Stockholders. Pursuant to the New York Stock Exchange (NYSE) listing standards, a majority of the members serving on your Board of Directors must be independent directors. Your Board of Directors has determined that Messrs. Breidenbach, Quesnel, Steffensen, Van Horne and Zitzner have no material relationship with us and that each of these directors is an independent director. With the exception of Mr. Zitzner, who was appointed to the Board of Directors in May 2007, all of the nominees were elected at SYNNEX’s Annual Meeting of Stockholders held on March 20, 2007. The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these seven nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.

General

Certain information with respect to each nominee appears on the following pages, including age, position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of February 8, 2008.

Name	Age	Position
Matthew Miau	61	Chairman of the Board of Directors
Robert Huang	62	President, Chief Executive Officer and Director
Fred Breidenbach	61	Director
Gregory Quesnel	59	Director
Dwight Steffensen	64	Lead Director
James Van Horne	72	Director
Duane Zitzner	60	Director

Business Experience of Nominees

Matthew Miau has served as a member of our Board of Directors since 1992 and as a non-executive employee since 2001. Mr. Miau is the Chairman of the Board of Directors of MiTAC International Corporation, MiTAC Incorporated, Synnex Technology International Corp. and SYNNEX. Mr. Miau is also the Chairman of UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of the Institute for Information Industry in Taiwan. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business Administration degree from Santa Clara University.

Robert Huang founded our company in 1980 and serves as President, Chief Executive Officer and Director. Prior to founding our company, Mr. Huang served as the Headquarters Sales Manager of Advanced Micro Devices, a semiconductor company. Mr. Huang received his Bachelor of Science degree in Electrical Engineering from Kyushyu University, Japan, Master of Science degrees in Electrical Engineering and Statistics from the University of Rochester and a Master of Science degree in Management Science from the Sloan School of Management at the Massachusetts Institute of Technology.

Fred Breidenbach has served as a member of our Board of Directors since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President, GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University.

Gregory Quesnel has served as a member of our Board of Directors since September 2005. Mr. Quesnel served as President and Chief Executive Officer and a member of the Board of Directors of CNF Inc. from 1998 until his retirement in July 2004. Prior to that, he served as Executive Vice President and Chief Financial Officer of CNF Inc. He joined CNF Inc. in 1975 following several years of professional experience with major corporations in the petroleum and wood products industries. Mr. Quesnel is on the Board of Directors of Potlatch Corporation. Mr. Quesnel earned a Bachelor of Science degree in Finance from the University of Oregon and holds an MBA from the University of Portland.

Dwight Steffensen has served as a member of our Board of Directors since February 2002 and as Lead Director since March 2006. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Arts degree in Economics from Stanford University and is a certified public accountant.

James Van Horne has served as a member of our Board of Directors since September 2005. Mr. Van Horne joined the Stanford University Graduate School of Business faculty in 1965 after earning a doctorate degree from Northwestern University. He presently is the A.P. Giannini Professor of Finance Emeritus Stanford. He served as the Director of the MBA Program at Stanford University from 1970 to 1973 and then served as Associate Dean for Academic Affairs from 1973 to 1975 and 1976 to 1980. He is a member of the Board of Directors of Montgomery Street Income Securities, Inc.

Duane Zitzner has served as a member of our Board of Directors since May 2007. Mr. Zitzner has had his own consulting firm since January 2005. Prior to that, he served as the Executive Vice President of the Personal Systems Group at Hewlett-Packard Company from 2002 until his retirement in December 2004. Prior to his appointment as Executive Vice President at Hewlett-Packard Company, Mr. Zitzner spent several years in various executive positions at Hewlett-Packard Company, including three years as President of Computing Systems and three years as Vice President and General Manager of the Personal Systems Group. Mr. Zitzner received a Bachelor of Science degree in Mathematics from the University of Wisconsin—Madison and did advanced studies in Computer Science at the University of Minnesota—Twin Cities.

There are no family relationships among any of our directors or executive officers.

Vote Required

The seven nominees for directors receiving the highest number of affirmative votes will be elected as directors. However, your Board of Directors has adopted a majority vote standard for director elections. As a result, if a director receives less than a majority of the votes cast for such director, the Board of Directors will evaluate the situation and is authorized to remedy the situation as it deems appropriate, including requesting that the affected director resign from the Board of Directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of SYNNEX.

Organization of the Board of Directors

The Board of Directors held 9 meetings during the fiscal year ended November 30, 2007. Each director attended at least 75% of the total regularly scheduled and special meetings held by the Board of Directors and the committees on which such directors served during his tenure in fiscal year 2007. Our independent directors of the Board of Directors meet in regularly scheduled sessions without the presence of management. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders.

The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors has determined that all members of the Audit, Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the NYSE and rules and regulations of the SEC. In addition, each member of the Audit Committee is financially literate as defined by your Board of Directors. Immediately following the 2008 Annual Meeting of Stockholders, Mr. Rynne will retire from the Board and will no longer serve on any committee of the Board. The Board has approved a charter for each of these committees, except the Executive Committee, which can be found on our website at www.synnex.com. Our corporate governance guidelines and code of ethics, which are applicable to our principal executive, financial and accounting officers, directors and employees, are also available, on or through, our website at www.synnex.com and available in print to any stockholder upon request. We intend to post any amendments to the corporate governance guidelines or code of ethics on our website.

Audit Committee

Current Number of Members:	4

Current Members:	Gregory Quesnel, Chairman and Audit Committee Financial Expert David Rynne Dwight Steffensen, Audit Committee Financial Expert James Van Horne

Number of Meetings in fiscal year 2007:	12

Functions:	The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

Compensation Committee

Current Number of Members:	3

Current Members:	Fred Breidenbach Dwight Steffensen, Chairman James Van Horne

Number of Meetings in fiscal year 2007:	6

Functions:	The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and administers equity-based compensation for our officers and employees and administers our stock option plans and employee stock purchase plan.

Nominating and Corporate Governance Committee

Current Number of Members:	4

Current Members:	Fred Breidenbach, Chairman Gregory Quesnel David Rynne Duane Zitzner

Number of Meetings in fiscal year 2007:	6

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors, director compensation, including equity compensation, and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering stockholder nominees.

Executive Committee

Current Number of Members:	5

Current Members:	Robert Huang, Chairman Matthew Miau Gregory Quesnel Dwight Steffensen Duane Zitzner

Number of Meetings in fiscal year 2007:	3

Functions:	The Executive Committee is responsible for identifying strategic opportunities, including but not limited to acquisitions or investments and assessing these opportunities. The Executive Committee is also responsible for making recommendations to our Board of Directors regarding these opportunities.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee investigates suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the rules of the NYSE. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board of Directors.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board of Directors membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board of Directors members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify SYNNEX’s Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced below in “Communications with the Board of Directors” in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SYNNEX’s Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, SYNNEX’s Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 120 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders less than 100 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the close of business on the 7th day after the earlier of the day SYNNEX mailed notice of the Annual Meeting of Stockholders date or provided such public disclosure of the meeting date. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Communications with the Board of Directors

The Board of Directors has a process for stockholders and other interested persons to send communications to directors. If you wish to communicate with your Board of Directors as a whole or to non-management directors, you may send your communication in writing to: Gregory Quesnel, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, California 94304. You must include your name and address in the written communication and indicate whether you are a stockholder or other interested person of SYNNEX. Messrs. Quesnel or del Calvo will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.

Directors’ Compensation Table

The following tables set forth the compensation amounts paid to Matthew Miau and each non-employee director for their service in the fiscal year ended November 30, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Matthew Miau	—	5,664	119,661	225,000	(3)	350,325
Fred Breidenbach	87,750	5,664	27,049	—		120,463
Gregory Quesnel	105,500	5,664	34,009	—		145,173
David Rynne(4)	83,000	5,664	27,049	—		115,713
Dwight Steffensen	152,668	5,664	27,049	—		185,381
James Van Horne	90,000	5,664	33,678	—		129,342
Duane Zitzner	35,000	3,462	7,203	—		45,665

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS 123R) for fiscal year 2007, rather than amounts realized by the named individuals. See Note 14 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007. The grant date fair value of the stock awards granted to Matthew Miau and each non-employee director during fiscal year 2007 was $21.24, except for Mr. Zitzner, for whom the grant date fair value of his stock award and option award was $20.77 and 8.644, respectively.

(2)	The table below sets forth the aggregate number of stock awards and option awards held by Matthew Miau and our non-employee directors as of November 30, 2007.

Name	Stock Awards	Option Awards
Matthew Miau	2,000	1,324,500
Fred Breidenbach	2,000	40,000
Gregory Quesnel	2,000	25,000
David Rynne	2,000	40,000
Dwight Steffensen	2,000	45,000
James Van Horne	2,000	25,000
Duane Zitzner	2,000	10,000

(3)	Mr. Miau’s retainer of $225,000 is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Mr. Miau has elected to defer payment of his retainer which was earned in 2007.

(4)	Mr. Rynne will retire on March 18, 2008.

Narrative to Directors’ Compensation Table

For fiscal year 2007, each non-employee director received an annual cash retainer fee of $30,000 and an additional $2,000 for each meeting of the Board of Directors attended regardless of form of attendance, $2,000 for each committee meeting attended in-person, and $1,000 for each committee meeting attended by telephone, video or other non-in-person attendance. Each committee chair, except the Audit Committee Chair, received an annual retainer fee of $5,000. The Audit Committee Chair received an annual retainer fee of $10,000. In addition, the Lead Director received an annual cash retainer fee of $30,000. Non-employee directors are expected to receive the same compensation during fiscal year 2008. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and restricted stock awards, under our Amended and Restated 2003 Stock Incentive Plan (2003 Stock Incentive Plan). For fiscal year 2007, each non-employee director who was first elected as a non-employee director and who had not been in our prior employ received 2,000 shares of restricted stock and an option to purchase 10,000 shares of our common stock on the date he or she joined the Board of the Directors. The restricted stock will vest over three years at a rate of 33.3% on each anniversary of the vesting date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. The options will have an exercise price equal to the fair market value of our common stock on the grant date, and will have a term of 10 years, subject to earlier termination following the director’s cessation of Board of Directors service. The options will vest over three years, of which 33.3% of the shares will vest upon the first anniversary of the vesting start date and the remaining shares will vest at a rate of 1/36th per month thereafter.

On the date of the 2008 Annual Meeting of Stockholders, each of our continuing non-employee directors will receive 2,000 shares of restricted stock pursuant to the automatic grant program under our 2003 Stock Incentive Plan, provided such individual has served on the Board of Directors for at least six months. The restricted stock will vest over three years at a rate of 33.3% on each anniversary of the vesting date, subject to earlier termination following the director’s cessation of Board of Directors service for any reason other than retirement. In the event the director’s cessation of Board of Directors service is due to retirement with the consent of the Board of Directors, all unvested restricted stock received in connection with his or her re-election as a non-employee Board of Directors member will become fully vested.

In addition, each current member of the Board of Directors is required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each annual meeting of stockholders, commencing on the 2010 Annual Meeting of Stockholders. Any new director will be required to hold an equity position in SYNNEX of at least an aggregate of 5,000 shares of common stock, whether vested or unvested, or vested in-the-money stock options on the date of each annual meeting of stockholders, commencing on the third annual meeting of stockholders held following his or her initial election.

In fiscal year 2007, Matthew Miau received a $225,000 retainer and 2,000 shares of restricted stock. Mr. Miau did not receive any Board of Directors or committee meeting fees. For fiscal year 2008, the Nominating and Corporate Governance Committee has approved a $225,000 retainer and a grant of 2,000 shares of restricted stock for Mr. Miau. Similar to fiscal year 2007, Mr. Miau’s fiscal year 2008 compensation is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Any future compensation payable to Mr. Miau will be based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Fred Breidenbach, Dwight Steffensen (Chairman) and James Van Horne served as members of the Compensation Committee for the fiscal year ended November 30, 2007. None of the members of the Compensation Committee has served as an officer or been an employee of SYNNEX and we do not have any related person transactions with any of the members of the Compensation Committee. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 8, 2008, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the 2007 Summary Compensation Table on page 17, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 31,854,300 shares outstanding as of February 8, 2008.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 8, 2007	Total	Percentage Beneficially Owned(1)(2)
5% Stockholders:
MiTAC International Corporation and related parties(3)	13,925,068	—	13,925,068	43.7%
Dimensional Fund Advisors LP(4) 1299 Ocean Ave Santa Monica, CA 90401	2,624,889	—	2,204,768	8.2%
FMR Corp.(5) 82 Devonshire Street Boston, MA 02109	2,298,100	—	2,298,100	7.2%
Directors and Named Executive Officers:
Matthew Miau(6)	43,368	1,295,000	1,338,368	4.0%
Robert Huang	225,693	1,708,945	1,934,638	5.8%
Dennis Polk	22,240	84,617	106,857	*
Thomas Alsborg	19,166	10,000	29,166	*
Peter Larocque	22,068	68,083	90,151	*
Jim Estill(7)	201,742	69,250	270,992	*
Fred Breidenbach	2,000	34,000	36,000	*
Gregory Quesnel	3,000	12,500	15,500	*
David Rynne	2,000	31,083	33,083	*
Dwight Steffensen	2,000	39,000	41,000	*
James Van Horne	3,500	12,500	16,000	*
Duane Zitzner	2,000	—	2,000
All current directors and executive officers as a group (12 persons)	548,777	3,364,978	3,913,755	12.3%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 8, 2008 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Based on information reported on Mr. Miau’s Form 4 filed on January 18, 2008, this amount represents 8,630,624 shares held by Silver Star Developments Ltd. and 5,294,444 shares held by Peer Developments Ltd. Silver Star Development Ltd. is a wholly owned subsidiary of MiTAC International. Matthew Miau, Feng-Tzu Tsai, Jhi-Wu Ho and Chi-Ying Yuan, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Matthew Miau and Evans S.W. Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd.

(4)	Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008, Dimensional Fund Advisors LP, or Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds. Dimensional disclaims beneficial ownership of the shares.

(5)	Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp., this amount consists of 2,298,100 shares beneficially held by FMR Corp., for which it possesses sole voting power and dispositive power.

(6)	This amount excludes all securities held by Silver Star Developments Ltd. and Peer Developments Ltd. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

(7)	Based on information reported on Mr. Estill’s Form 4 filed on October 22, 2007, this amount includes 191,992 shares held by 1113589 Ontario Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2007 with the exception of Mr. Miau who was late filing a Form 4 with respect to one transaction.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’s independent accountants and reviewing their reports regarding SYNNEX’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by your Board of Directors. SYNNEX’s management is responsible for preparing SYNNEX’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from SYNNEX and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’s internal and independent registered public accountants, with and without management present, their evaluations of SYNNEX’s internal accounting controls and the overall quality of SYNNEX’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in SYNNEX’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, for filing with the SEC.

Respectfully submitted on February 5, 2008, by the members of the Audit Committee of your Board of Directors:

Mr. Gregory Quesnel, Chairman

Mr. David Rynne

Mr. Dwight Steffensen

Mr. James Van Horne

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives and Philosophy of Our Compensation Programs

Our compensation programs are designed to address a number of objectives, including attracting and retaining high quality executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating executive officers to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing SYNNEX, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of SYNNEX by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

In particular, in determining total compensation, we stress a compensation philosophy that is performance-driven with relatively low base salaries, but high variability through our profit sharing program. Despite relatively low base salaries, we believe that our total compensation is competitive with comparable positions at companies in our industry and of comparable size. Our compensation philosophy emphasizing performance permeates total compensation for both executives and non-executives. While we do not have an exact formula for allocating between cash and non-cash compensation, we try to balance long-term equity and short-term cash compensation.

While we focus on the success of the management team, rather than individuals, the material differences in compensation decisions between the various executives are based primarily upon individual differences in job responsibility, contribution and performance. For example, an executive with responsibility over a larger geography will have potential for greater compensation than an executive with responsibility over a smaller geography. Similarly, an executive with responsibility over a broader, more difficult or more profitable business unit or corporate division will have potential for greater compensation than an executive with responsibility over a narrower, less difficult or less profitable business unit or corporate division.

Elements of Our Compensation Programs

To promote the objectives of our compensation philosophy, our compensation programs consist of the following principal elements:

•	base salary;

•	profit sharing program;

•	equity grants;

•	deferred compensation plan; and

•	other benefits.

The first three elements, base salary, profit sharing program, and equity grants, are usually administered in three cycles. Merit raises for base salaries are generally performed in the April-May period. Equity grants are generally awarded in the August-September period. Profit sharing program bonuses are generally paid in the December-January period.

The components of our compensation programs are described as follows:

Base Salary.    Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities; however, we maintain relatively low base salaries to incent executives to achieve the profit sharing program targets and thus create a performance driven environment. Base salaries for our executive officers are reviewed and adjusted on an annual basis. In determining compensation for our executive officers for fiscal year 2007, the Compensation Committee considered a number of factors. In the case of all our executive officers, determination of base salary was based on a number of criteria, including the individual officer’s performance level during the prior year, the officer’s base compensation level during the prior year, individual achievements of that officer, the base salary paid to the officer’s internal peers and the base salaries for comparable companies in the industries with respect to that position. Determination of base salary is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of the foregoing factors, all of which are considered when making the determination of base salary. We expect that the Compensation Committee will adopt the same analysis for fiscal year 2008.

Profit Sharing Program.    Bonuses paid under our profit sharing program create a performance driven environment, which we believe will increase stockholder value. Under our profit sharing program, we accrue a certain percentage of our pre-tax, before profit sharing accrual, profits. Bonuses granted to executive officers under this profit sharing program are determined by our Compensation Committee based upon both qualitative and quantitative considerations. For fiscal year 2007, bonuses to executive officers were based upon the achievement of certain threshold net income per share target performance percentages. In determining the net income per share target performance metrics, we focused upon our growth, return on equity and earnings per share. Executive officers were not eligible for bonuses unless we met or exceeded these threshold target performance percentages of an internally established net income per share goal, which were established for each executive officer.

If the applicable minimum threshold percentage was met, the actual bonus was paid based on a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for such executive officer. In addition, our President and Chief Executive Officer had discretion to recommend to the Compensation Committee an increase or decrease of the bonus by up to 30% for all other executive officers. Mr. Huang’s discretion is based upon his ability to manage and monitor the performance of the other executive officers on a more day-to-day level. For fiscal year 2007, we exceeded the minimum threshold net income per share target and, based on Mr. Huang’s recommendations, the Compensation Committee approved small increases for Messrs. Larocque and Estill based upon their individual performances managing their respective business units. For fiscal year 2008, the Compensation Committee approved a similar profit sharing program, subject to stockholder approval, with increased threshold net income per share goals. We believe that these goals represent reasonably difficult hurdles to incent our executive officers to achieve returns for our stockholders, considered in light of general economic conditions, our company and industry, and competitive conditions.

Equity Grants.    We believe equity grants more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives. The Compensation Committee’s determination with respect to stock option, restricted stock award and restricted stock unit grants to executive officers for fiscal year 2007 was based on the principal following elements:

•	job responsibilities and past performance;

•	future anticipated contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	equity grants made by competitors;

•	corporate performance;

•	existing vested and unvested equity holdings;

•	dilution to stockholders; and

•	related expense to the company.

Determination of equity grant amounts is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both individual and corporate performance and the value of equity grants of comparable officers at comparable companies. Equity grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. We also distinguish between equity grants of stock options and restricted stock based upon the officer’s position. We believe that stock options carry more risk than restricted stock. As such, we expect certain officers to accept more risk by granting the officer an equity grant more heavily weighted with stock options, rather than restricted stock.

To further ensure that the long-term interests of senior management are closely aligned with those of stockholders, we request that all officers at the level of Senior Vice President or above hold an equity position in SYNNEX of at least one times his or her annual total cash compensation. This equity position can be satisfied by holding shares of common stock or vested in-the-money stock options.

In addition, to avoid any impropriety or even the appearance of any impropriety with respect to the timing of equity grants, the Compensation Committee has adopted a policy to make equity grants only during open trading windows. In accordance with this policy, if the date of an equity grant falls within a trading black-out period, then the grant date shall be upon the expiration of the third trading day after the trading black-out period ends. The exercise price of each of our stock options grants is the market closing price on the effective grant date. Furthermore, as noted above, company wide equity grants, including equity grants to executive officers, are generally awarded each year in the August-September period. We believe that the automatic and consistent nature of our equity grant process avoids the possibility of timing deviations.

Deferred Compensation Plan.    Our deferred compensation plan became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan, which enables the officer or director to make elective deferrals of compensation to which he or she will become entitled in the future. On January 7, 2008, we amended our deferred compensation plan to conform with changes required by Section 409A of the Internal Revenue Code of 1986, as amended. Currently, Mr. Huang is the only executive officer participating in this plan.

Benefits, Perquisites and Other.    We provide various employee benefit programs to our executive officers, including medical, dental and life insurance benefits and our 401(k) plan. Except for an automobile allowance and some non-material perquisites provided to executive officers, these benefit programs are generally available to all our employees. We also provide U.S. employees with the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. However, directors and employees at the Associate Vice President level and above are not eligible to participate in our 2003 Employee Stock Purchase Plan. We have not established policies regarding recovery of awards in the event of a restatement of earnings, required share ownership by executives or directors or hedging and pledging of our common stock by our executives or directors.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code (the Code) generally prohibits us from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is contingent on the satisfaction of objective performance goals approved by stockholders. Our 2008 Profit Sharing Plan, which is submitted for stockholder approval, is structured to permit bonus awards under that plan to qualify as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Compensation Committee

The Compensation Committee has overall responsibility for our executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our six executive officers. The Compensation Committee does not delegate any of its functions to others in setting compensation.

When establishing base salaries, profit sharing program bonuses and equity grants for each of the executive officers, the Compensation Committee considers the recommendations of our President and Chief Executive Officer, the officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. The Compensation Committee may accept or adjust such recommendations and also makes the sole determination of the compensation of the President and Chief Executive Officer. The Compensation Committee does, however, give significant consideration to the recommendations of the President and Chief Executive Officer. To assist in this process, the Compensation Committee reviews data from independent compensation consultants concerning the compensation paid to officers at comparable companies. For example, in establishing merit raises to base salaries, the Compensation Committee reviewed survey results from ORC, American Society of Employers, Buck Consultants, Workforce Management and World@Work relating to general industry to set average base salary increases for all of our employees. These average base salary increase surveys were also applied to the base salary increases for executive officers for fiscal year 2007.

Our Compensation Committee retained the services of Otieno & Associates Consulting. Otieno was charged, among other things, with conducting a competitive assessment of our executive compensation. In particular, Otieno assessed whether the total compensation structure for our executive officers was comparatively in line with the business objectives and the Compensation Committee’s expectations in the following areas:

•	mix between variable compensation versus fixed compensation;

•	appropriateness of metrics, triggers, thresholds, leverage and maximums in the profit sharing program;

•	alignment and integrity of the total compensation components with business objectives; and

•	reasonableness of executive compensation reporting and regulatory controls.

In addition to consulting with members of our Compensation Committee, Otieno also consulted with certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. Otieno’s recommendations with respect to the compensation packages of the executive officers were based, in part, on peer groups consisting of firms comparable in size and industry to ours. The Compensation Committee also reviewed industry peer and market capitalization peer group data related to executive compensation in general. The industry peer group included Agilysis, Arrow Electronics, Avnet, Bell Microproducts, Ingram Micro and Tech Data and the market capitalization peer group included Adaptec, Aeroflex, Borland Software, Ciber, Checkpoint Systems, Epicor Software, Infospace, Micrel, Silicon Storage Technology, Triquint Semiconductor, United Online and Wind River Systems. Our Compensation Committee considered Otieno’s recommendations when setting executive compensation for fiscal 2007 and used them as a basis for making changes to executive compensation for fiscal 2008.

In general, we believe that the current executive compensation programs meet the objectives of rewarding executives for measurable results in meeting and exceeding goals.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with SYNNEX’s management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of SYNNEX that the Compensation Discussion and Analysis be included in SYNNEX’s Proxy Statement on Schedule 14A and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended November 31, 2007.

Respectfully submitted on February 5, 2008, by the members of the Compensation Committee of your Board of Directors:

Mr. Fred Breidenbach

Mr. Dwight Steffensen, Chairman

Mr. James Van Horne

2007 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the two fiscal years ended November 30, 2007 for our President and Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers as of November 30, 2007 whose total compensation for fiscal year 2007 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert Huang	2007	415,380		1,190,625	302,480	1,780,000	—	3,688,485
President, Chief Executive Officer, and Director	2006	400,006		992,188	213,758	1,600,000	—	3,205,952

Thomas Alsborg(3)	2007	168,269		47,198	60,200	171,000	850	447,517
Chief Financial Officer	2006	—		—	—	—	—	—

Dennis Polk	2007	315,900		68,940	145,253	510,000	850	1,040,943
Chief Operating Officer	2006	276,923		29,543	93,959	450,000	750	851,175

Peter Larocque	2007	331,695		68,940	175,203	650,000	850	1,226,688
President, US Distribution	2006	315,161		29,543	123,909	600,000	1,165	1,069,778

Jim Estill	2007	243,305	(4)	26,530	159,080	250,000	—	679,090
President and Chief Executive Officer of SYNNEX Canada Limited	2006	233,400	(4)	2,891	128,303	235,000	—	592,854

(1)	Amounts listed in these columns represent the compensation expense of stock awards and option awards recognized by us under SFAS 123R for fiscal year 2007, rather than amounts realized by the named individuals. See Note 14 “Share-Based Compensation” for our valuation assumptions for this expense included in our Annual Report on Form 10-K for fiscal year ended November 30, 2007.

(2)	Represents performance bonus awards under the profit sharing program earned in the fiscal year, but paid in the following fiscal year.

(3)	Mr. Alsborg joined SYNNEX on March 23, 2007.

(4)	Mr. Estill earned CDN$243,135 and CDN$204,504, in fiscal year 2007 and 2006, respectively. The amount set forth above was calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 and 2006 of $1.0007 and $1.1413, respectively, as reported by the Federal Reserve Bank of New York.

2007 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year 2007 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Huang	—	600,000	1,600,000	2,150,000	—	—	—	—
Thomas Alsborg	3/30/07	—	—	—	—	50,000	21.24	9.03
	3/30/07	—	—	—	16,666	—	—	21.24
	—	100,000	200,000	299,000	—	—	—	—
Dennis Polk	10/2/07	—	—	—	—	25,000	20.40	8.32
	10/2/07	—	—	—	8,333	—	—	20.40
	—	200,000	450,000	780,000	—	—	—	—
Peter Larocque	10/2/07	—	—	—	—	25,000	20.40	8.32
	10/2/07	—	—	—	8,333	—	—	20.40
	—	250,000	550,000	910,000	—	—	—	—
Jim Estill	10/2/07	—	—	—	—	15,000	20.40	8.32
	10/2/07	—	—	—	5,000	—	—	20.40
	—	60,000	215,000	357,500	—	—	—	—

(1)	The target incentive amounts shown in this column reflect our annual bonus awards originally provided under our 2007 profit sharing program and represent pre-established target awards as a percentage of base salary for fiscal year 2007, with the potential for actual awards under the plan to either exceed or be less than such funding target depending upon corporate performance. Actual award amounts are not guaranteed and are determined at the discretion of the Compensation Committee, which may consider an individual’s performance during the period. For additional information, please refer to the Compensation Discussion and Analysis section. Actual 2007 profit sharing program payouts are reflected in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table.

(2)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the Compensation Committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

(3)	Stock awards and option awards listed in these columns vest and become exercisable as to 20% of the shares on the first five anniversaries of the grant date.

Narrative to 2007 Summary Compensation Table and 2007 Grants Plan-Based Awards Table

See Compensation Discussion and Analysis above for a complete description of compensation plans pursuant to which the amounts listed under the 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock grants.

Except as otherwise noted, all stock awards and option awards vest over five years beginning on the grant date, with the first vesting occurring on the first anniversary of the grant date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The following summarizes our employment arrangement with our executive officers, including potential payments payable to our executive officers upon termination of employment or a change in control of us under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to these benefits if it deems advisable. Although much of the compensation for our executives is performance-based and largely contingent upon achievement of aggressive financial goals, our change of control arrangements provide important protection to our executives, are consistent with practice of our peer companies, and are appropriate for attraction and retention of executive talent.

Consistent with the practice of our peer companies, other compensation decisions are not generally based on the existence of this severance protection. We find it more equitable to offer severance benefits based on a standard formula relating to the executive’s title or title equivalent and tenure with the company because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term accumulations.

Robert Huang.    On February 7, 2006, the Compensation Committee approved an employment agreement with Mr. Huang for a term of four years and on January 7, 2008, we amended Mr. Huang’s employment agreement to conform with changes to Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to the agreement, Mr. Huang will receive an annual base salary of $400,000 and was granted an award of restricted stock units for 250,000 shares of our common stock under our 2003 Stock Incentive Plan. The restricted stock units will vest with respect to 25% of the shares on the date that is 13 months after the date of grant, and an additional 25% of the shares on the second, third and fourth anniversaries of the date of grant. This agreement also provides for the following severance and change of control arrangements.

Subject to the terms and conditions of the agreement, if Mr. Huang terminates his employment with us due to a reduction of his title, authority, duties, position or responsibilities; a reduction by us of his base salary or bonus opportunity unless proportionate to a reduction in his employment schedule consented to by Mr. Huang; the relocation of his principal place of employment to a facility or a location more than fifty (50) miles from his current location; or our failure to obtain the assumption of this agreement by any of our successors, or Good Reason, or we terminate his employment for a reason other than his commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on our business or affairs or our affiliates or stockholders; intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors or intentional breach of our confidential information obligations which has an adverse effect on us or our affiliates or stockholders, or Cause, or Mr. Huang’s inability to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months, or Disability, or his death, then Mr. Huang will receive the following severance benefits:

•	Severance Payments. Mr. Huang will be paid severance for twelve (12) months following his employment termination date at a monthly rate equal to his annual base salary rate, as then in effect,

divided by twelve (12) months. Such payments will be paid periodically in accordance with our normal payroll policies, subject to a six-month delay to the extent required under Section 409A. In addition, Mr. Huang will receive a prorated portion of any profit-sharing bonus earned for the year of termination as determined by the Compensation Committee, payable when such bonuses are normally paid.

•

Continued Health Benefits. Mr. Huang will receive reimbursement from us for the group health continuation coverage premiums for him and his eligible dependents under Section 4980B of the Code or corresponding provisions of state law, or COBRA, through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which Mr. Huang and his eligible dependents become covered under similar plans or (z) the date Mr. Huang no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Mr. Huang will be solely responsible for electing COBRA coverage within the required time period. Thereafter, Mr. Huang will be eligible for continued COBRA coverage at his expense for a minimum of three years.

•

Accelerated Vesting. One hundred percent (100%) of the unvested shares subject to all of Mr. Huang’s outstanding rights to purchase or receive shares of our common stock (including, without limitation, through awards of stock options, restricted stock units or similar awards) whether acquired by Mr. Huang before or after the date of this agreement and 100% of any of his shares of our common stock subject to our right of repurchase or forfeiture upon Mr. Huang’s termination of employment for any reason will immediately vest and, if applicable, become exercisable upon such termination. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between us and Mr. Huang.

Mr. Huang is entitled to the above severance benefits regardless of whether a change of control has occurred. We believe that structuring Mr. Huang’s severance benefits in this fashion encourages his retention, rewards him for his individual contribution, loyalty, teamwork and integrity, and motivates him to achieve returns for our stockholders.

If Mr. Huang’s employment with us terminates as a result other than an involuntary termination as discussed above, then Mr. Huang will not be entitled to receive the above severance benefits and will only be entitled to receive his earned but unpaid base salary through the date of termination of employment, all accrued vacation, expense reimbursements and any other benefits due to him through the date of termination of employment in accordance with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

The receipt of any such severance and change of control benefits will be subject to Mr. Huang not violating the non-competition and non-solicitation covenants of the agreement.

Jim Estill.    On January 10, 2006, the Board of Directors appointed Jim Estill to be an executive officer of SYNNEX. At the time of his appointment, Mr. Estill had in effect an employment agreement, dated July 14, 2004. Pursuant to the agreement, Mr. Estill originally received an annual base salary of CDN$110,000. Immediately prior to his appointment as an executive officer, Mr. Estill’s annual base salary was the equivalent of $200,000. Mr. Estill is also eligible for annual merit increases in base salary similar to all of our employees. This agreement also provides for the following severance and change of control arrangements:

•

Termination on Notice. SYNNEX Canada may terminate the employment of Mr. Estill at any time without cause, by prior written notice or pay in lieu of notice in accordance with applicable employment laws and the common law of the Province of Ontario. SYNNEX Canada will recognize Mr. Estill’s service with EMJ Data Systems Ltd., a predecessor of SYNNEX Canada, for the purpose of determining the period of notice.

•

Resignation. Mr. Estill shall give SYNNEX Canada 30 days’ written notice of his resignation and, subject to the following sentence, Mr. Estill’s employment shall terminate on the date specified in the notice. Upon receipt of his notice of resignation, or at any time thereafter, SYNNEX Canada shall have the right to elect to pay Mr. Estill’s base salary for the remainder of the notice period and continue his benefits for the period of notice (subject to any exclusions required by SYNNEX Canada’s insurers), and if SYNNEX Canada so elects, Mr. Estill’s employment shall terminate immediately upon such payment.

•

Disability. If SYNNEX Canada determines that Mr. Estill has suffered any Disability which means a physical or mental incapacity that has prevented Mr. Estill from performing the essential duties customarily assigned to him, with all reasonable accommodations required by law, for 180 days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of SYNNEX Canada’s Board of Directors, acting reasonably, is likely to continue, SYNNEX Canada may terminate his employment by notice. If Mr. Estill’s employment terminates by reason of notice, then Mr. Estill shall receive, in lieu of all amounts otherwise payable under this agreement (except for amounts earned, but not yet paid to Mr. Estill through the date of such Disability), compensation at Mr. Estill’s base salary rate for a 3-month period following the date of Disability. If and for so long as Mr. Estill is eligible and meets any conditions of SYNNEX Canada’s plans and policies, Mr. Estill will be entitled to long-term disability benefits.

•

Cause. SYNNEX Canada Limited, or SYNNEX Canada, may terminate the employment of Mr. Estill at any time for cause, including theft, dishonesty or breach of law; any material breach or default of Mr. Estill’s obligations, or any material neglect of duty, misconduct or disobedience in discharging any of his duties and responsibilities; Mr. Estill’s acceptance of a gift of any kind, other than gifts of nominal or inconsequential value, from any source directly or indirectly related to Mr. Estill’s employment, except if the acceptance of such a gift is in the ordinary course of business in the industry provided that Mr. Estill provides notice of his acceptance of such a gift; any failure of or refusal by Mr. Estill to comply with the reasonable and lawful policies, rules and regulations of SYNNEX Canada; or anything or any behavior that constitutes just cause at law in accordance with the laws of the Province of Ontario. If SYNNEX Canada terminates the employment of Mr. Estill for cause, his benefits shall cease and SYNNEX Canada shall not be obligated to make any further payments under this agreement except amounts due and owing at the time of the termination.

•

Resignation for Good Reason. Mr. Estill may resign his employment for any significant or material diminution in his authority, duties or responsibilities normally associated with his position; any significant or material change in his current reporting relationships without prior reasonable notice; or reduction of his base salary rate, or Good Cause, upon written notice to SYNNEX Canada specifying the reasons for resigning for Good Cause. If Mr. Estill resigns his employment for Good Cause, he shall be entitled to a payment in lieu of notice in accordance with applicable laws of the Province of Ontario as if his employment had been terminated without cause and without prior notice.

Mr. Estill’s health and welfare benefit coverage shall cease upon termination of his employment pursuant to any termination on notice or resignation for Good Cause, except that where the employment is terminated by pay in lieu of notice, benefit coverage (subject to any exclusions required by SYNNEX Canada’s insurers) shall continue only until the expiration of the notice period or until Mr. Estill commences other employment, whichever occurs first. Pay in lieu of notice or payment in lieu of notice shall be at Mr. Estill’s base salary rate and shall not include any bonus, incentive, executive compensation, stock options, or other discretionary income or benefits, and shall be paid in a lump sum promptly following Mr. Estill’s termination of employment subject to dispute as to the length of notice period for which payment is to be made. The notice or payments provided for in the employment agreement shall be inclusive of Mr. Estill’s entitlement to notice, termination pay, and severance pay under the Employment Standards Act, 2000, shall satisfy all of SYNNEX Canada’s obligations in relation to the termination of Mr. Estill’s employment and shall be accepted and received by Mr. Estill in lieu of any other notice, pay in lieu of notice, termination pay, severance pay, claim or cause of action for damages relating to the termination of his employment.

Mr. Estill shall be entitled to all earned, but unpaid base salary and payments in respect of expenses subject to reimbursement accrued or incurred up to and including the date on which notice of termination or resignation is given.

Mr. Estill has agreed to a non-competition covenant with SYNNEX Canada Limited for the duration of his employment plus an additional two years after the termination of his employment, except in the event of a change of control. In the event of a change of control, the additional two-year non-competition period after termination of his employment is eliminated.

Other than as described above, the employment agreements of Messrs. Huang and Estill do not provide for repricings or other material modifications of outstanding stock options or other equity-based awards; payment of dividends; material waiver or modification of any specified performance target, goal or condition to payout under any reported incentive payout plan or any formula with respect to level of annual base salary and bonus in proportion to total compensation.

Other Executive Officers.    If any of the following officers is terminated without cause within two months before or 12 months after a change in control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer would be entitled to the following post-termination salary and benefits arrangements:

•

Executive Vice Presidents would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment with us after the eighteenth year of such employment, up to a maximum of 24 months, and paid COBRA for two years; and

•

Senior Vice Presidents and the Chief Information Officer would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment with us after the thirteenth year of such employment, up to a maximum of 18 months, and paid COBRA for one year.

Severance payments will be delayed for six months following termination of employment to the extent required by Section 409A.

For these other executive officers, we believe that structuring their severance benefits in the above described fashion in connection with a change of control and tying each individual’s severance payment with his or her length of service with us, encourages their retention, rewards them for their individual contributions, loyalty, teamwork and integrity, and motivates them to achieve returns for our stockholders.

For each of these other executive officers, if their employment with us terminates as a result other than termination without cause within two months before or 12 months after a change in control of us as discussed above, then they will not be entitled to receive the above severance benefits and will only be entitled to receive their earned but unpaid base salary through the date of termination of employment, all accrued vacation, expense reimbursements and any other benefits due to them through the date of termination of employment in accordance with our established plans, policies and arrangements, and such other compensation or benefits from us as may be required by law (for example, COBRA coverage).

Potential Payments upon Termination or Change of Control

The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. This table reflects amounts payable to our named executive officers assuming a change of control on, or their employment was terminated on November 30, 2007:

Name	Benefit	Termination for Good Reason/Without Cause; No Change of Control ($)		Termination Without Cause with Change of Control ($)		Termination due to Disability
Robert Huang	Salary	415,380		415,380		—
	Bonus	1,780,000		1,780,000		—
	Option acceleration	5,642,651		5,642,651		—
	Benefits continuation	9,213		9,213		—
	Total value	7,667,244		7,667,244		—

Thomas Alsborg	Salary	—		500,000		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		14,219		—
	Total value	—		514,219		—

Dennis Polk	Salary	—		970,522		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		28,438		—
	Total value	—		998,960		—

Peter Larocque	Salary	—		1,689,955		—
	Bonus	—		—		—
	Option acceleration	—		—		—
	Benefits continuation	—		25,753		—
	Total value	—		1,715,708		—

Jim Estill	Salary	470,329	(1)	470,329	(1)	60,875	(2)
	Bonus	253,177	(1)	253,177	(1)	—
	Option acceleration	—		—		—
	Benefits continuation	—		—		120,180	(2)
	Total value	723,506	(1)	723,506	(1)	181,055	(2)

(1)	Mr. Estill would be entitled to CDN$470,000 and CDN$253,000 in salary and bonus severance payments, respectively. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 of $1.0007 as reported by the Federal Reserve Bank of New York.

(2)	Mr. Estill would be entitled to CDN$60,832 in salary plus long-term benefits equal to CDN$120,096 on an annual basis as long as he is eligible. The amounts set forth above were calculated based on the foreign exchange rate of the Canadian Dollar to the U.S. Dollar on November 30, 2007 of $1.0007 as reported by the Federal Reserve Bank of New York.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amounts realizable with respect to each award.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
Robert Huang	200,000	—	4.50	3/1/09	—		—
	130,278	—	4.50	12/30/09	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	9.00	4/20/10	—		—
	375,000	—	10.00	3/29/12	—		—
	127,500	22,500	12.00	8/19/13	—		—
	69,667	40,333	16.10	9/27/14	—		—
	21,667	28,333	17.17	9/20/15	—		—
	10,833	39,167	23.13	10/18/16	—		—
	—	—	—	—	187,500	(2)	3,873,750
Thomas Alsborg	—	50,000	21.24	3/30/17	—		—
	—	—	—	—	16,666		344,320
Dennis Polk	4,167	—	10.00	2/15/12	—		—
	30,033	7,499	12.00	8/19/13	—		—
	31,667	18,333	16.10	9/27/14	—		—
	8,667	11,333	17.17	9/20/15	—		—
	5,417	19,583	23.13	10/18/16	—		—
	—	25,000	20.40	10/2/17	—		—
	—	—	—	—	4,320		89,251
	—	—	—	—	6,666		137,720
	—	—	—	—	8,333		172,160
Peter Larocque	10,000	—	10.00	3/29/12	—		—
	15,000	11,250	12.00	8/19/13	—		—
	16,000	27,500	16.10	9/27/14	—		—
	8,667	11,333	17.17	9/20/15	—		—
	5,417	19,583	23.13	10/18/16	—		—
	—	25,000	20.40	10/2/17	—		—
	—	—	—	—	4,320		89,251
	—	—	—	—	6,666		137,720
	—	—	—	—	8,333		172,160
Jim Estill	47,500	27,500	16.10	9/27/14	—		—
	10,833	14,167	17.17	9/20/15	—		—
	3,250	11,750	23.13	10/18/16	—		—
	—	15,000	20.40	10/2/17	—		—
	—	—	—	—	5,000		103,300
	—	—	—	—	4,000		82,640

(1)	Except as otherwise noted in footnote 2, all stock awards and option awards listed in this table vest and become exercisable as to 20% of the shares on each of the first five anniversaries of the grant date.

(2)	The restricted stock units vest with respect to 25% of the shares on the date that is thirteen (13) months after February 7, 2006, and an additional 25% of the shares on the second, third and fourth anniversaries of February 7, 2006.

2007 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards during the latest fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Huang	—	—	—	—	(3)
Thomas Alsborg	—	—	—	—
Dennis Polk	14,700	174,623	3,107	66,975
Peter Larocque	36,047	264,668	3,107	66,975
Jim Estill	—	—	1,000	21,950

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the aggregate market value of shares on the vesting date.

(3)	Mr. Huang deferred all shares pursuant to our 2003 Stock Incentive Plan.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Defined Contribution Plans

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert Huang	—	—	668,913	—	12,519,723

As discussed above, we maintain a deferred compensation plan, which became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of a specified amount of salary or bonus to which he or she will become entitled in the future. The balance in a participant’s account will be distributed in full after the earlier of their termination of employment with us or upon attaining the age of 65. The distribution may be paid in one lump sum or in equal monthly or annual installments over a period not to exceed 15 years. Under certain circumstances, a participant may receive an early distribution in the form of a lump sum payment, subject to certain penalties. As noted above, this plan was amended effective January 1, 2005 to conform with changes required under Section 409A of the Code. As a result, for account balances earned after 2004, distributions to officers upon termination of employment are generally subject to a six-month delay, and accelerated distributions are generally prohibited.

None of our named executives participate in or have account balances in non-qualified defined contribution plans maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution benefits if the Compensation Committee determines that doing so is in our best interests.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Overview

We have a business relationship with MiTAC International Corporation (MiTAC International) that began in 1992 when it, through its affiliates, became our primary investor. MiTAC International and its affiliates presently beneficially own approximately 44% of our common stock. In addition, Matthew Miau, the Chairman of our Board of Directors and a non-executive director since 1992, is also the Chairman of MiTAC International, Synnex Technology International Corp. and MiTAC Incorporated, affiliates of MiTAC International and direct or indirect stockholders of us.

We work closely with MiTAC International to collaborate on OEM outsourcing opportunities and jointly market MiTAC International’s design and electronic manufacturing services and our contract assembly capabilities. This relationship has enabled us to build relationships with MiTAC International’s customers and we continue to work with and depend on MiTAC International to jointly serve our shared customers.

In fiscal years 2005, 2006 and 2007, we purchased inventories, including notebook computers, motherboard and other peripherals, from MiTAC International and its affiliates totaling approximately $397.0 million, $431.0 million and $285.7 million, respectively. Our sales to MiTAC International and its affiliates during fiscal years 2005, 2006 and 2007, totaled approximately $1.8 million, $2.3 million and $1.4 million, respectively.

Our business relationship to date with MiTAC International has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments. Accordingly, we negotiate manufacturing and pricing terms, including allocating customer revenue, on a case-by-case basis with MiTAC International and our assembly customers for a given project. Our business relationship with MiTAC International has been and will continue to be negotiated as related parties and therefore may not be the result of arms’-length negotiations between independent parties. Our relationship, including pricing and other material terms with our shared customers or with MiTAC International, may or may not be as advantageous to us as the terms we could have negotiated with unaffiliated third parties. As MiTAC International’s ownership interest in us decreases as a result of subsequent sales, MiTAC International’s interest in the success of our business and operations may decrease as well. We have adopted a policy requiring material transactions in which any of our directors has a potential conflict of interest to be approved by our Audit Committee, which is composed of disinterested members of the Board of Directors. Notwithstanding this policy, MiTAC International can generally control us and can determine the outcome of all matters submitted for stockholder approval. Based upon the beneficial ownership by MiTAC International and its affiliates and our business relationship with MiTAC International, we believe that MiTAC International’s interest in SYNNEX is direct and material.

Synnex Technology International.    Synnex Technology International Corp. (Synnex Technology International), a publicly-traded company based in Taiwan and affiliated with MiTAC International, currently provides distribution and fulfillment services to various markets in Asia and Australia, and is also a potential competitor of ours. MiTAC Incorporated, a privately-held company based in Taiwan and a separate entity from MiTAC International, directly and indirectly owns approximately 15.1% of Synnex Technology International and approximately 8.2% of MiTAC International. MiTAC International directly and indirectly owns 0.3% of Synnex Technology International and Synnex Technology International directly and indirectly owns approximately 0.4% of MiTAC International. In addition, MiTAC International directly and indirectly owns approximately 8.8% of MiTAC Incorporated and Synnex Technology International directly and indirectly owns approximately 14.1% of MiTAC Incorporated. Synnex Technology International indirectly through its ownership of Peer Developments Limited owns approximately 16.7% of our outstanding common stock. Neither MiTAC International nor Synnex Technology International is restricted from competing with us. In the future, we may increasingly compete with Synnex Technology International, particularly if our business in Asia expands or Synnex Technology International expands its business into geographies or customers we serve.

Although Synnex Technology International is a separate entity from us, it is possible that there will be confusion as a result of the similarity of our names. Moreover, we cannot limit or control the use of the Synnex name by Synnex Technology International or MiTAC International, and our use of the Synnex name may be restricted as a result of registration of the name by Synnex Technology International or the prior use in jurisdictions where they currently operate.

Services Agreement with MiTAC International and Hitachi, Ltd. and its Affiliates and Hitachi Data Systems Corporation.    In July 2007, SYNNEX and MiTAC International entered into a services agreement with Hitachi, Ltd. and its affiliates and Hitachi Data Systems Corporation, or collectively Hitachi. This agreement governs contracted Configuration to Order (CTO) services, warranty services and systems services. This agreement does not constitute a contract or obligation by Hitachi to purchase services from SYNNEX or MiTAC International. Pursuant to the agreement, the terms for contracted services awarded by Hitachi are individually negotiated and if agreed upon by the parties, such terms are included in a purchase order. All of our contracted services to Hitachi are covered by this agreement. The agreement has an initial term of three years and will automatically renew for subsequent one year terms. Any party may terminate the agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days, upon written notice provided at least 180 days prior to expiration of the then current term, or if one of the other parties becomes bankrupt or insolvent.

Services Agreement with MiTAC International.    In June 2007, our subsidiary in the Philippines, SYNNEX-Concentrix Corporation (formerly Link2Support, Inc.) entered into a services agreement with MiTAC International. Pursuant to the agreement, SYNNEX-Concentrix Corporation provides customer service and product support services to MiTAC International end users. The agreement has an initial term of one year and will automatically renew for subsequent one year terms. The agreement may be terminated with or without cause by either party upon 30 days prior written notice of termination to the other party.

Manufacturing Agreement with MiTAC International and Dot Hill Systems Corporation.    In January 2007, SYNNEX and MiTAC International entered into a manufacturing agreement with Dot Hill Systems Corporation (Dot Hill). This agreement does not constitute a contract or obligation by Dot Hill to purchase products or services. Pursuant to the agreement, the terms for the manufacture and purchase of each particular product awarded by Dot Hill are individually negotiated and if agreed upon by the parties, such terms are included in a product award letter. There is no minimum level of commitment required by any of the parties under the agreement. We will negotiate manufacturing and pricing terms, including allocating customer revenue based on manufacturing services that each party provides, on a project-by-project basis with MiTAC International and Dot Hill for a given project. These negotiations with MiTAC International will not be conducted on an arms’-length basis. In fiscal year 2006, there were no sales attributed to this agreement. All of our contract assembly services to Dot Hill are covered by this manufacturing agreement. The agreement has an initial term of two years and will automatically renew for subsequent one year terms. Any party may terminate the agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days or if one of the other parties becomes bankrupt or insolvent.

Distribution Agreement—Stocking.    In October 2006, we entered into a distribution agreement—stocking with MiTAC International. Pursuant to the agreement, we may purchase and MiTAC International may sell certain MiTAC International products for distribution in the United States. Each sale and purchase is based upon a mutually acceptable purchase order. The agreement has an initial term of one year and will automatically renew for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 30 days prior written notice of termination to the other party.

Logistical Distribution Agreement.    In July 2004, our subsidiary in Canada, SYNNEX Canada Limited, entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, SYNNEX Canada may purchase and MiTAC International may sell certain MiTAC International products for distribution in Canada. Each sale and purchase is based upon a mutually acceptable purchase order. The agreement had an initial term of one year and automatically renews for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party. Either party may immediately terminate the agreement by providing written notice of the other party’s material breach of any provision of the agreement and failure to cure within 30 days, or if the other party becomes bankrupt or insolvent.

Purchase Price Settlement Agreement.    In June 2004, we entered into a purchase price settlement agreement with MiTAC International on the final purchase price related to the acquisition of our current subsidiary in the United Kingdom, Synnex Information Technologies (UK) Limited, which was acquired from MiTAC International in fiscal year 2000. As a result of this agreement, we realized a gain of approximately $1.2 million.

Joint Sales and Marketing Agreement with MiTAC International.    In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. This agreement does not provide for the terms upon which we negotiate manufacturing and pricing terms, including allocating customer revenue. To date, these negotiations have been on a case-by-case basis. There are no sales attributable to the joint marketing agreement. The agreement had an initial term of one year and automatically renews for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party. Either party may immediately terminate the agreement by providing written notice of the other party’s material breach of any provision of the agreement and failure to cure within 30 days, or if the other party becomes bankrupt or insolvent.

Agreement with MiTAC International and Sun Microsystems.    In August 1999, MiTAC International entered into a general agreement with Sun Microsystems. This agreement does not constitute a contract or obligation by Sun Microsystems to purchase products or services. In February 2002, the agreement was amended to include us as a supplier under the agreement. Pursuant to the agreement, the terms for the manufacture and purchase of each particular product awarded by Sun Microsystems are individually negotiated and if agreed upon by the parties, such terms are included in a product award letter. There is no minimum level of commitment required by any of the parties under the agreement. We negotiate manufacturing and pricing terms, including allocating customer revenue based on manufacturing services that each party provides, on a project-by-project basis with MiTAC International and Sun Microsystems for a given project. In the past, these negotiations with MiTAC International were not conducted on an arms’-length basis. In fiscal year 2006, we paid an aggregate of approximately $431.0 million, including amounts under this agreement, to MiTAC International. All of our contract assembly services to Sun Microsystems are covered by this agreement. The agreement continues indefinitely until terminated in accordance with its terms. Sun Microsystems may terminate this agreement for any reason on 60 days written notice. Any party may terminate the agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days. The agreement may also be terminated on written notice if one of the other parties becomes bankrupt or insolvent.

Registration Rights Agreement.    We have entered into a registration rights agreement with certain holders of our common stock, including the MiTAC International affiliated entities. The holders of an aggregate of 14,416,468 shares of our common stock will be entitled to registration rights with respect to their shares. Any group of holders of at least 30% of the securities with registration rights can require us to register all or part of their shares at any time, so long as the thresholds in the registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations subject to certain exceptions, we are no longer subject to these demand rights. In addition, holders of securities with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering. Subject to our eligibility to do so, holders of registrable securities may also require us to register their shares with the SEC on Form S-3 if proceeds are at least $500,000 and if we have not completed two such registrations in any 12-month period. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

Additional Compensation for Mr. Miau.    In fiscal year 2007, Matthew Miau received a $225,000 retainer and 2,000 shares of restricted stock. Mr. Miau did not receive any Board of Directors or committee meeting fees. For fiscal year 2008, Mr. Miau will receive a $225,000 retainer and a grant of 2,000 shares of restricted stock of SYNNEX. Compensation payable to Mr. Miau is based upon the approval of the Nominating and Corporate Governance Committee, which is composed of disinterested members of the Board of Directors.

Indemnity Agreements.    We have entered into indemnification agreements with all of our directors and officers providing for indemnification to the fullest extent permitted under applicable law and advancement of expenses.

Policies and Procedures for Approving Related Person Transactions

We have adopted a policy requiring material transactions relating to related person transactions to be approved by our Audit Committee, which is composed of disinterested members of the Board of Directors.

PROPOSAL 2

APPROVAL OF THE 2008 PROFIT SHARING PROGRAM FOR SECTION 16(b) OFFICERS

General

The 2008 Profit Sharing Program for Section 16(b) Officers (Profit Sharing Program) was adopted by our Compensation Committee in January 2008, subject to stockholder approval. The Profit Sharing Program is similar to our prior year’s profit sharing program, which was approved by stockholders at the 2007 Annual Meeting of Stockholders. The Profit Sharing Program is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the Code), which requires that the program be subject to stockholder approval. “Performance-based” compensation under Section 162(m) of the Code is generally exempt from the federal income tax law that would disallow a tax deduction for compensation over $1,000,000 that we may pay to certain of our most highly paid executives in a single year pursuant to the Profit Sharing Program.

Description of Profit Sharing Program

As mentioned above, the Profit Sharing Program is designed to qualify as “performance-based” compensation under Code Section 162(m). Under Section 162(m), we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in our Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we are generally entitled to a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. If approved by the stockholders, the Profit Sharing Program will allow us to pay incentive compensation that is performance-based and therefore fully tax deductible to the extent otherwise allowable on our federal income tax return.

Eligibility

Participation in the Profit Sharing Program is limited to those officers deemed to be executive officers under Section 16(b) of the Securities Exchange Act of 1934. Your Board of Directors determines which employees are Section 16(b) officers.

Target bonuses and performance goals

During the first ninety days of each fiscal year, our Compensation Committee will establish in writing specific performance goals for each participant which must be achieved in order for an award to be earned under the Profit Sharing Plan for that fiscal year. Such performance goals may be based upon any one or more of the following: net income per share, revenue, cash flow, earnings per share, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, sales productivity, sales growth, market segment share or similar financial performance measures as may be determined by the Compensation Committee.

The pre-established performance goals will provide an objective formula for computing the amount of compensation payable to the participant if the goal is attained. If the applicable threshold performance goals established for a participant are not achieved, the participant will not be eligible for payment of an award.

Awards will be payable following the completion of the fiscal year upon certification by our Compensation Committee that we achieved the specified performance goals established for the participant. However, even if we attain the specified performance goals, the Compensation Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to the participant. In addition, the Compensation Committee has discretion, for each participant who is not an officer subject to tax deduction limitations of Section 162(m), to increase some or all of an award otherwise due upon attainment of the specified performance goals. In no event may a participant receive an award of more than $2.8 million under the Profit Sharing Plan for any fiscal year.

Payment of earned awards will be made in cash within two and one-half months after the end of the fiscal year.

2008 Bonuses

Subject to stockholder approval of the Profit Sharing Plan, for fiscal year 2008, bonuses to executive officers will be based upon the achievement of certain threshold net income per share target performance percentages. Both the threshold net income per share target and the threshold target performance percentages for fiscal year 2008 were increased from fiscal year 2007. Executive officers will not be eligible for bonuses unless we meet or exceed these threshold target performance percentages, established for each executive officer, of the internally established net income per share goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits pre-established by the Compensation Committee for each individual executive officer. In addition, our President and Chief Executive Officer has the discretion to recommend to the Compensation Committee that it increase or decrease bonuses by up to 30% for all other executive officers whose compensation is not subject to the tax deduction limitations of Section 162(m), and that it decrease bonuses by up to 30% for all other executive officers whose compensation is subject to Section 162(m). The following table sets forth the bonuses that would have been paid to our named executive officers in fiscal year 2007 if this Profit Sharing Program was in effect for fiscal year 2007.

New Plan Benefits

2008 Profit Sharing Program for Section 16(b) Officers

Name and Position	Dollar Value ($)
Robert Huang President, Chief Executive Officer, and Director	1,900,000
Thomas Alsborg Chief Financial Officer	300,000
Dennis Polk Chief Operating Officer	540,000
Peter Larocque President, US Distribution	680,000
Jim Estill President and Chief Executive Officer of SYNNEX Canada Limited	300,000
Simon Leung General Counsel and Corporate Secretary	110,000
Executive Group	3,830,000
Non-Executive Director Group	—

Bonuses

As mentioned above, under the Profit Sharing Program, executive officers will not be eligible for bonuses unless we meet or exceed certain threshold target performance percentages of an internally established net income per share goal. In order for Mr. Huang to receive any bonus we must meet at least 80% of our threshold target performance and we must meet at least 60% of our threshold target performance for the other executive officers to receive a bonus. These threshold target performance percentages represent an increase from the prior year threshold target performance percentages of 70% and 50%, respectively. The maximum bonus for Mr. Huang is based on achieving 120% of our threshold target performance. The maximum bonus for each of our executive officers, other than Mr. Huang, is based on achieving 120% of our threshold target performance, plus, for any executive officer not subject to the tax deduction limitations of Section 162(m), any recommendation to increase by up to an additional 30%.

Except for the initial 80% threshold target performance percentage for Mr. Huang and the 60% threshold target performance percentage for the other executive officers, the threshold target performance percentages and corresponding bonuses will be paid based upon a sliding scale, rather than as cliffs, up to 120%.

Bonuses under the Profit Sharing Program will be determined based on actual performance, so future actual awards, if any, cannot now be determined. The bonuses paid for fiscal 2007 under our 2007 profit sharing program to the executive officers named in the Summary Compensation Table are set forth in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table, contained elsewhere in this document.

Administration

The Profit Sharing Program is administered by our Compensation Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and termination of the Profit Sharing Plan

The Profit Sharing Program may be amended from time to time, in whole or in part, by the Compensation Committee, but no amendment will be effective without stockholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.

Required Vote

Approval of the Profit Sharing Program requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Profit Sharing Program.

Your Board of Directors recommends a vote FOR the approval of the 2008 Profit Sharing Program for Section 16(b) Officers.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year 2008. Your Board of Directors has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended November 30, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended November 30, 2007 and 2006, were as follows:

Services Provided	2007	2006
Audit	$1,714,200	$1,610,500
Audit Related	—	—
Tax	121,000	45,000
All Other	1,500	1,500
Total	$1,836,700	$1,657,000

Audit Fees.    The aggregate fees billed for the years ended November 30, 2007 and 2006, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings.

Audit Related Fees.    There were no audit related fees billed for the years ended November 30, 2007 and 2006.

Tax Fees.    The aggregate fees billed for the years ended November 30, 2007 and 2006 were for professional services rendered relating to consulting services for state tax audit and related services.

All Other Fees.    All other fees billed for the years ended November 30, 2007 and 2006 were for an online accounting research tool subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2009 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 25, 2008. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our Proxy Statement for the 2009 Annual Meeting of Stockholders will be ineligible for presentation at the 2009 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

Your Board of Directors does not know of any other business that will be presented at the Annual Meeting of Stockholders. If any other business is properly brought before the Annual Meeting of Stockholders, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting of Stockholders, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

/s/ Simon Leung
Simon Leung General Counsel and Corporate Secretary

Fremont, California

February 22, 2008

SYNNEX’s 2007 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 8, 2008, the stockholder was entitled to vote at the Annual Meeting of Stockholders.

SYNNEX CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM  PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Matthew Miau	[ ]	[ ]	02 - Robert Huang	[ ]	[ ]	03 - Fred Breidenbach	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
04 - Gregory Quesnel	[ ]	[ ]	05 - Dwight Steffensen	[ ]	[ ]	06 - James Van Horne	[ ]	[ ]

	For	Withhold
07 - Duane Zitzner	[ ]	[ ]

	For	Against	Abstain		For	Against	Abstain

2. Approval of 2008 Profit Sharing Program for Section 16(b) Officers.	[ ]	[ ]	[ ]	3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants.	[ ]	[ ]	[ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — SYNNEX CORPORATION

Proxy Solicited on behalf of the Board of Directors of

the Company for Annual Meeting — March 18, 2008

The undersigned hereby constitutes and appoints Robert Huang, Dennis Polk and Simon Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all matters that may be properly presented for action on all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3. The proxies cannot vote your shares unless you sign and return this card.

(Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.)